ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                             UHI CANADA, CORPORATION

                                       AND

                           THE GSI GROUP (CANADA) CO.

                                       AND

                               THE GSI GROUP, INC.


                             DATED OCTOBER 31, 2004

                                TABLE OF CONTENTS
                                -----------------
                                                                            PAGE
                                                                            ----
1.     DEFINITIONS  AND  USAGE     1
1.1     Definitions     1
1.2     Usage.     8
2.     SALE  AND  TRANSFER  OF  ASSETS;  CLOSING     9
2.1     Assets     9
2.2     Excluded  Assets     11
2.3     Consideration.     11
2.4     Liabilities.     11
2.5     Allocation     13
2.6     Closing     13
2.7     Contemporaneously  Executed  Documents     13
2.8     Section  22  Election     15
2.9     GST  Election     15
2.10     Provincial  Sales  Tax  Certificates     15
2.11     Bulk  Sales  Act  Compliance     16
3.     REPRESENTATIONS  AND  WARRANTIES  OF  SELLER  AND  SHAREHOLDER     16
3.1     Organization  And  Good  Standing.     16
3.2     Enforceability;  Authority;  No  Conflict.     16
3.3     Capitalization     17
3.4     Financial  Statements.     18
3.5     Books  And  Records     18
3.6     All  Assets  of  Business     18
3.7     No  Owned  Real  Property     18
3.8     Description  Of  Leased  Real  Property     18
3.9     Title  To  Assets;  Encumbrances     18
3.10     Condition  Of  Facilities     18
3.11     Accounts  Receivable     18
3.12     Inventories     19
3.13     No  Undisclosed  Liabilities     19
3.14     Taxes.     19
3.15     No  Material  Adverse  Change     20
3.16     Employee  Benefits.     20
3.17     Compliance  With  Legal  Requirements;  Governmental  Authorizations.
20
3.18     Legal  Proceedings;  Orders.     21
3.19     Intentionally  Omitted.     22
3.20     Contracts;  No  Defaults.     22
3.21     Insurance.     24
3.22     Environmental  Matters     25
3.23     Employees.     26
3.24     Labor  Disputes;  Compliance.     26
3.25     Intellectual  Property  Assets.     27
3.26     Certain  Relationships     28
3.27     Brokers  Or  Finders     28
3.28     Intentionally  Omitted.     29
3.29     Intentionally  Omitted.     29
3.30     Disclosure     29
4.     REPRESENTATIONS  AND  WARRANTIES  OF  BUYER     29
4.1     Organization  And  Good  Standing     29
4.2     Authority;  No  Conflict.     29
4.3     Certain  Proceedings     30
4.4     Brokers  Or  Finders     30
4.5     GST     30
5.     ADDITIONAL  COVENANTS     30
5.1     Employees  And  Employee  Benefits.     30
5.2     Intentionally  Omitted.     31
5.3     Intentionally  Omitted.     31
5.4     Reports  And  Returns     31
5.5     Further  Assurances     31
6.     INDEMNIFICATION;  REMEDIES     31
6.1     Survival     31
6.2     Indemnification  And  Reimbursement  By  Seller  And Shareholder     31
6.3     Indemnification  And  Reimbursement  By  Seller--Environmental  Matters
32
6.4     Indemnification  And  Reimbursement  By  Buyer     33
6.5     Limitations  On  Amount--Seller  And  Shareholder     34
6.6     Limitations  On  Amount--Buyer     34
6.7     Time  Limitations.     34
6.8     Intentionally  Omitted.     34
6.9     Third-Party  Claims.     34
6.10     Other  Claims     36
6.11     Intentionally  Omitted.     36
6.12     Certain  Warranty  Matters     36
7.     GENERAL  PROVISIONS     37
7.1     Expenses     37
7.2     Public  Announcements     37
7.3     Notices     37
7.4     Enforcement  Of  Agreement     38
7.5     Waiver;  Remedies  Cumulative     38
7.6     Entire  Agreement  And  Modification     39
7.7     Intentionally  Omitted.     39
7.8     Assignments,  Successors  And  No  Third-Party  Rights     39
7.9     Severability     39
7.10     Construction     39
7.11     Time  Of  Essence     39
7.12     Governing  Law     39
7.13     Execution  Of  Agreement     39
7.14     Shareholder  Obligations     39

                                LIST OF EXHIBITS

Exhibit  2.1(b)          Tangible  Personal  Property
Exhibit  2.2          Intentionally  Omitted
Exhibit  2.3(b)(iii)          Intentionally  Omitted
Exhibit  2.3(b)(iv)          Intentionally  Omitted
Exhibit  2.3(b)(v)          Intentionally  Omitted
Exhibit  2.5          Allocation
Exhibit  2.7(a)(i)          Form  of  Bill  of  Sale  and  Assumption
Exhibit  2.7(a)(iii)          Form  of  Non-Competition  Agreement
Exhibit  2.7(a)(v)          Intentionally  Omitted
Exhibit  3.1(a)          Seller's  Jurisdiction  of  Incorporation
Exhibit  3.1(b)          Governing  Documents  of  Seller
Exhibit  3.1(c)          Seller's  Shares  of  Capital Stock or Other Securities
Exhibit  3.2(b)          Enforceability;  Authority;  No  Conflict
Exhibit  3.2(c)          Consents
Exhibit  3.6          Assets
Exhibit  3.8          Leasehold  Interests  in  Real  Property
Exhibit  3.11          Accounts  Receivable
Exhibit  3.13          Liabilities
Exhibit  3.14(b)          Intentionally  Omitted
Exhibit  3.14(c)(vii)          Intentionally  Omitted
Exhibit  3.17(a)          Legal  Requirements
Exhibit  3.17(b)          Governmental  Authorizations
Exhibit  3.18(a)          Threatened  or  Pending  Proceedings
Exhibit  3.18(b)          Orders
Exhibit  3.18(c)          Compliance
Exhibit  3.20(a)          Seller  Contracts
Exhibit  3.20(b)          Rights  under  Seller  Contracts
Exhibit  3.20(c)          Validity  of  Seller  Contracts
Exhibit  3.20(d)          Compliance  under  Seller  Contracts
Exhibit  3.21(b)          Insurance  Policies
Exhibit  3.21(d)          Validity  of  Insurance
Exhibit  3.22          Environmental  Matters
Exhibit  3.24(b)          Labor  Disputes
Exhibit  3.25(b)          Intellectual  Property  Assets
Exhibit  3.25(c)          Additional  Intellectual  Property  Assets
Exhibit  3.25(h)          Net  Names
Exhibit  3.26          Certain  Relationships

                            ASSET PURCHASE AGREEMENT
                            ------------------------

     This Asset Purchase Agreement ("Agreement") is dated November 1, 2004, by and among UHI Canada, Corporation, a Nova Scotia unlimited liability company ("Buyer") and The GSI Group (Canada) Co., a Nova Scotia corporation ("Seller") and The GSI Group, Inc., a Delaware corporation, ("Shareholder").
                                    RECITALS
     Seller desires to sell, and Buyer desires to purchase, the Assets of Seller for the consideration and on the terms set forth in this Agreement.
The  parties,  intending  to  be  legally  bound,  agree  as  follows:
1.     DEFINITIONS  AND  USAGE
     1.1     Definitions.  For  purposes  of this Agreement, the following terms
             -----------
and  variations  thereof  have  the  meanings  specified  or referred to in this
Section  1.1:
     "Accounts Payable"-- all trade accounts payable and other obligations of payment from vendors of Seller.
"Accounts Receivable"--(a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing as identified on Exhibit 3.11.
"Appurtenances"--all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land, including all easements appurtenant to and for the benefit of any Land (a "Dominant Parcel") for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.
"Assets"--as  defined  in  Section  2.1.
"Assumed  Liabilities"--as  defined  in  Section  2.4(a).
"Balance  Sheet"--as  defined  in  Section  3.4(a).
"Bill of Sale and Assumption"--as defined in Section 2.7(a)(i). "Breach"--any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.
"Business Day"--any day other than (a) Saturday or Sunday or (b) any other day on which banks in Elkhart, Indiana or Toronto, Canada are permitted or required to be closed.
"Buyer"--as  defined  in  the  first  paragraph  of  this  Agreement.
"Buyer  Indemnified  Persons"--as  defined  in  Section  6.2.
"Closing"--as  defined  in  Section  2.6.
"Closing Balance Sheet"-- The closing balance sheet as of the Closing prepared by Buyer in conformity with GAAP, and to the extent consistent with GAAP also consistent with prior accounting practices of Seller.
"Closing  Date"--the  date  the  Agreement  is  executed.
"COBRA"--as  defined  in  Section  3.16(d).
"Code"--the  Internal  Revenue  Code  of  1986,  as  amended.
"Consent"--any approval, consent, ratification, waiver or other authorization. "Contemplated Transactions"--all of the transactions contemplated by this Agreement.
"Contract"--any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied). "Copyrights"--as defined in Section 3.25(a)(iii).
"Damages"--as  defined  in  Section  6.2.
"Effective  Time"--12:01  a.m.,  Elkhart,  Indiana  local  time,  on  the day of
Closing.
"Encumbrance"--any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership. "Encumbrance" shall not include zoning and local land use ordinances.
"Environment"--soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource. "Environmental, Health and Safety Liabilities"--any cost, damages, expense, liability, obligation or other responsibility arising from or under any
Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to: (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product); (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions ("Cleanup") required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law. The terms "removal," "remedial" and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA) or any equivalent activity covered by the Ontario Environmental Protection Act, the Ontario Water Resources Act or the Canadian Environmental Protection Act
"Environmental Law"--any Legal Requirement that requires or relates to: (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances; (g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.
"ERISA"--the  Employee  Retirement  Income  Security  Act  of  1974.
"Excluded  Assets"--as  defined  in  Section  2.2.
"Facilities"--any real property, leasehold or other interest in real property currently owned or operated by Seller, including the Tangible Personal Property used or operated by Seller at the respective locations of the Real Property specified in Section 3.8.
"GAAP"--generally accepted accounting principles for financial reporting in the United States.
"Governing Documents"--with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the code of regulations or bylaws; (b) if a general partnership, the partnership agreement and any statement or certificate of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership;
(d) if a limited liability company, the articles of organization or certificate of formation and limited liability company agreement or operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person;
(f) all equityholders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any
Person; and (g) any amendment or supplement to any of the foregoing. "Governmental Authorization"--any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement. "Governmental Body"--any: (a) nation, state, province, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, provincial, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing. "Hazardous Activity"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment.
"Hazardous Material"--any substance, material or waste which is regulated by any Governmental Body, including any material, substance or waste which is defined as a "dangerous good," "waste," "pollutant," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.
"Improvements"--all buildings, structures, fixtures and improvements located on the Land or included in the Assets, including those under construction. "Indemnified Person"--as defined in Section 6.9(a).
"Indemnifying  Person"--as  defined  in  Section  6.9(a).
"Intellectual Property Assets"--as defined in Section 3.25(a). "Inventories"--all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.
"IRS"--the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
"Land"--all parcels and tracts of land in which Seller has a leasehold interest. "Lease"--any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.
"Legal Requirement"--any federal, state, provincial, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, Order, regulation, statute or treaty.
"Liability"--with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
"Marks"--as  defined  in  Section  3.25(a)(i).
"Material  Agreement"  -  as  defined  in  Section  3.20.
"New  Lease"--as  defined  in  Section  2.7(a)(v).
"Occupational Safety and Health Law"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, Occupational Health and Safety Act, and any program mandated by Legal Requirement designed to provide safe and healthful working conditions.
"Order"--any order, direction, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.
"Ordinary  Course  of  Business"--an  action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.
"Patents"--as  defined  in  Section  3.25(a)(ii).
"Person"--an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.
"Proceeding"--any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
"Purchase  Price"--as  defined  in  Section  2.3.
"Real Property"--the Land and Improvements and all Appurtenances thereto. "Real Property Lease"-- any lease or rental agreement pertaining to the occupancy of any improved space on any Land.
"Record"--information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form. "Related Person"--
With respect to a particular individual: (a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by any one or more members of such individual's Family; and (c) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity). With respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (b) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); and (c) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).
For purposes of this definition, (a) "control" (including "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; and (b) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree and (iv) any other natural person who resides with such individual.
"Release"--any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property. "Remedial Action"--all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations. "Representative"--with respect to a particular Person, any director, officer, manager, employee, agent.
"Retained  Liabilities"--as  defined  in  Section  2.4(b).
"Seller"--as  defined  in  the  first  paragraph  of  this  Agreement.
"Seller Contract"--any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.
"Seller  Indemnified  Persons"--as  defined  in  Section  6.4.
"Shareholder"--as defined in the first paragraph of this Agreement. "Software"--all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.
"Subsidiary"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries. "Tangible Personal Property"--all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories or Improvements) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller's books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.
"Tax"--any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.
"Tax Return"--any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
"Third Party"--a Person that is not a party to this Agreement. "Third-Party Claim"--any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.
"Threat of Release"--a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.
"Trade Accounts Receivable" -- all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, as identified on Exhibit 3.11.
     1.2     Usage.
             -----
     (a)     Interpretation.  In  this  Agreement,  unless  a  clear  contrary
             --------------
intention  appears:
     (i)     the  singular  number  includes  the  plural number and vice versa;
(ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;
(iii)     reference  to  any  gender  includes  each  other  gender;
(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;
(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;
(vi) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular
Article,  Section  or  other  provision  hereof;
(vii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;
(viii)     "or"  is  used  in  the  inclusive  sense  of  "and/or";
(ix) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and
(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
     (b)     Accounting  Terms  and  Determinations.  Unless otherwise specified
             --------------------------------------
herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.
(c)     Legal  Representation  of the Parties.  This Agreement was negotiated by
        -------------------------------------
the  parties  with  the  benefit  of  legal  representation,  and  any  rule  of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.
2.     SALE  AND  TRANSFER  OF  ASSETS;  CLOSING
     2.1     Assets.  Upon  the terms and subject to the conditions set forth in
             ------
this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances, all of
Seller's right, title and interest in and to all of Seller's property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including the following (but excluding the Excluded Assets):
     (a)     all  leasehold interests in Real Property described in Exhibit 3.8.
(b)     all  Tangible  Personal  Property,  including  those  items described in
Exhibit  2.1(b);
(c)     all  Inventories;
(d)     all  Accounts  Receivable;
(e) all Seller Contracts, including those listed in Exhibit 3.20(b), and all outstanding offers or solicitations made by or to Seller to enter into any Contract;
(f) all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Exhibit 3.17(b);
(g)     all  data  and  Records  related  to the operations of Seller, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records (excluding such Records identified in Section 2.2), creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and copies of all personnel Records (provided, however, that Seller shall have the right to use and duplicate (at Seller's expense) all documents and other information to be conveyed hereunder which are necessary for Tax reporting and payment in respect of periods prior to the Closing);
(h) all of the intangible rights and property of Seller, including Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings;
(i) all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent; and
(j) all rights of Seller relating to deposits made by Seller and prepaid expenses, claims for refunds and rights to offset in respect thereof.
     All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the "Assets."
Buyer agrees that the Seller and Shareholder shall have the right to obtain access to such documents, books, records (including any tax records), agreements and financial data of Seller, and the Assets to the extent related to the period prior to the Closing and make photocopies thereof for a proper purpose, such as in connection with the preparation of the tax return or to defend any tax claim, audit or assessment.
Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).
     2.2     Excluded  Assets.  Notwithstanding  anything  to  the  contrary
             ----------------
contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:
     (a)     all  cash,  cash  equivalents and short-term investments, all money deposited in Seller's bank accounts including without limitation all items acceptable for deposit (including but not limited to currency, checks, drafts and money orders), and taking into account all deposits in transit not yet reflected on bank statements, including without limitation those accounts listed on Exhibit 2.2(a);
(b) all minute books, stock Records and corporate seals, taxpayer and other identification numbers, original tax returns and other documents relating to the organization, maintenance and existence of Seller as a corporation.
(c)     the  shares  of  capital  stock  of  Seller  held  in  treasury;
(d) all rights of Seller with respect to insurance policies and coverage for periods on or prior to Closing;
(e) all of Seller's tax records and supporting work papers and all of the Seller's rights to payment or refund to federal, state, foreign and/or local taxes;
(f) all rights of Seller and Shareholder under this Agreement, the Bill of Sale and Assumption Agreement;
     2.3     Consideration.
             -------------
     (a)     Purchase  Price.  The  consideration  for the Assets (the "Purchase
             ---------------
Price") will be Three Hundred Fifty Thousand Dollars ($350,000.00), less any Assumed Liabilities.
(b)     Payments at Closing.  In accordance with Section 2.7(b), at the Closing,
        -------------------
Buyer  shall  deliver  to  Seller  the  following:
     (i) Three Hundred Fifty Thousand Dollars ($350,000.00) paid in cash at closing in immediately available funds less any Assumed Liabilities in Section
(ii)  below;
(ii)     The  assumption  of  the  Assumed  Liabilities,  if  any.
     2.4     Liabilities.
             -----------
     (a)     Assumed  Liabilities.  On  the Closing Date but effective as of the
             --------------------
Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the "Assumed Liabilities"):
     (i) any account payable reflected on the Closing Balance Sheet (other than an account payable to the Shareholder or a Related Person of Seller or the Shareholder) that remains unpaid as of the Effective Time;
(ii)     Intentionally  Omitted.
(iii)     Intentionally  Omitted.
(iv) any Liability to Seller's customers incurred by Seller in the Ordinary Course of Business for nondelinquent orders, as specified by their terms, outstanding as of the Effective Time reflected in the Seller Contracts (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time); and
(v) any Liability arising after the Effective Time under the Seller Contracts described in Exhibit 3.20(a) (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time).
     (b)     Retained  Liabilities.  The  Retained  Liabilities shall remain the
             ---------------------
sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. "Retained Liabilities" shall mean every Liability of Seller other than the Assumed Liabilities, including:
     (i) any Liability arising out of or relating to products of Seller to the extent manufactured, sold, or installed prior to the Effective Time;
(ii) any Liability under any Contract assumed by Buyer pursuant to Section 2.4(a) that arises after the Effective Time but that arises out of or relates to any Breach that occurred prior to the Effective Time;
(iii) any Liability for Taxes incurred or relating to periods prior to the Effective Time, including any Taxes arising as a result of Seller's operation of its business or ownership of the Assets prior to the Effective Time, and any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement;
(iv)     any  Liability  under  any  Contract not assumed by Buyer under Section
2.4(a), including any Liability arising out of or relating to Seller's credit facilities or any security interest related thereto;
(v) any Environmental, Health and Safety Liabilities arising out of or relating to the operation of Seller's business or Seller's leasing, ownership or operation of real property;
(vi) any Liability under the Employee Plans or relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, or any other self-funded employee plans or benefits of any kind for Seller's employees or former employees or both;
(vii) any Liability under any Seller employment, severance, retention or termination agreement with any employee of Seller or any of its Related Persons;
(viii) any Liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer;
(ix) any Liability of Seller to Shareholder or any Related Person of Seller or any Shareholder;
(x) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;
(xi)     any  Liability to distribute to Seller's Shareholder or otherwise apply all  or  any  part  of  the  consideration  received  hereunder;
(xii) any Liability arising out of any Proceeding pending as of the Effective Time;
(xiii)     any  Liability  arising  out  of  any  Proceeding commenced after the
Effective  Time  and  arising  out  of  or  relating  to any occurrence or event happening  prior  to  the  Effective  Time;
(xiv) any Liability arising out of or resulting from Seller's compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;
(xv)     any  Liability  of  Seller  under  this Agreement or any other document executed  in  connection  with  the  Contemplated  Transactions;  and
(xvi) any Liability of Seller based upon Seller's acts or omissions occurring after the Effective Time.
     2.5     Allocation.   Buyer  and  Seller agree to (a) allocate the Purchase
             ----------
Price among the Assets in accordance with Exhibit 2.5, Section 1060 of the Code and IRS Form 8594, (b) treat and report the transactions contemplated by this Agreement in all respects consistently for purposes of any federal, state, provincial, or local tax, and (c) not take any action inconsistent with such obligation.
2.6     Closing.  The  purchase  and  sale  provided  for in this Agreement (the
        -------
"Closing") will take place commencing at 10:00 a.m. (local time) on the date of this Agreement, and the Agreement shall be effective by facsimile transfers of original signatures followed by delivery of original signatures overnight courier to the parties.
2.7     Contemporaneously  Executed  Documents.  In  addition  to  any  other
        --------------------------------------
documents  to  be  delivered  under  other  provisions  of  this  Agreement:
     (a)     Seller and Shareholder, as the case may be, shall deliver to Buyer:
     (i) A bill of sale for all of the Assets that are Tangible Personal Property and assignment of all of the Assets that are intangible personal property in the form of Exhibit 2.7(a)(i), which assignment shall also contain
                          -----------------
Buyer's undertaking and assumption of the Assumed Liabilities (the "Bill of Sale and Assumption") executed by Seller.
(ii)     Intentionally  omitted.
(iii) A non-competition agreement executed by Seller and Shareholder in the form of Exhibit 2.7(a)(iii) and a non-competition agreement executed by Seller
          -------------------
in  the  form  of  Exhibit  2.7(a)(iii),.
                   ---------------------
(iv)     Intentionally  Omitted.
(v)     Intentionally  Omitted.
(vi)     Employment  Agreement  with  Richard  Johnson.
(vii) A new lease between Buyer and Veldare Investments (Seller's landlord) and a termination of lease executed by Veldare Investments and Seller.
(viii) Such other bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance reasonably satisfactory to Buyer and its legal counsel and executed by Seller.
(ix)     Resignation  of  Richard  Johnson  from  the  Seller.
(x)     Releases  of  all  Encumbrances  on  the  Assets.
(xi)     Each  of  the  Consents  identified  in  Exhibit  3.2(c).
(xii) Certificates of status dated as of a date not earlier than the seventh business day prior to the Closing as to the good standing of Seller, executed by the appropriate officials of the province of Nova Scotia.
(xiii)     Intentionally  Omitted.
(xiv) The articles of incorporation and all amendments thereto of Seller, duly certified as of a recent date by the appropriate governmental official of the jurisdiction of Seller's incorporation.
(xv)     Intentionally  Omitted.
(xvi)     Intentionally  Omitted.
     (b)     Buyer  shall  deliver  to  Seller  and  Shareholder:
     (i) Three Hundred Fifty Thousand Dollars ($350,000.00) in cash less Assumed Liabilities.
(ii)     Intentionally  Omitted.
(iii)     Intentionally  Omitted.
(iv)     The  Bill  of  Sale  and  Assumption  Agreement  executed  by  Buyer.
(v)     The  Noncompetition  Agreements  executed  by  Buyer.
(vi)     Intentionally  Omitted.
(vii)     Intentionally  Omitted.
(viii)     Intentionally  Omitted.
(ix)     Intentionally  Omitted.
(x) The articles of incorporation and all amendments thereto of Buyer, duly certified as of a recent date by the appropriate governmental official of the jurisdiction of Buyer's incorporation.
(xi)     Intentionally  Omitted.
(xii) A certificate of status dated as of a date not earlier than the 30th day prior to the Closing as to the good standing of Buyer, executed by the appropriate official of the province of Nova Scotia.
(xiii)     Intentionally  Omitted.
     2.8     Section  22  Election.  Buyer  and  Seller shall execute jointly an
             ---------------------
election in prescribed form under Section 22 of the Income Tax Act (Canada) in respect of the Accounts Receivable and shall each file such election with their respective tax returns for their respective taxation years that include the Effective Time.
2.9     GST Election.  At the Closing, Buyer and Seller shall execute jointly an
        ------------
election under Section 167 of the Excise Tax Act (Canada) to have the sale of the Assets take place on a GST-fee basis under Part IX of the Excise Tax Act (Canada) and Buyer shall file such election with its GST return for the reporting  period  in  which  the  sale  of  the  Assets  takes  place.
2.10     Provincial  Sales  Tax  Certificates.  Seller  shall  apply  for  a
         ------------------------------------
certificate  (a  "Clearance  Certificate")  pursuant  to section 6 of the Retail
         -
Sales Tax Act (Ontario) or similar legislation in those jurisdictions in which the Assets are located, each of which indicates that Seller has paid all provincial sales taxes under such statutes in respect of the Assets up to the Closing Date or have entered into satisfactory arrangements for the payment of such provincial sales taxes. Seller shall provide the duplicate of such Clearance Certificate(s) to Buyer on the Closing Date. Seller agrees to indemnify and hold harmless the Buyer, its officers, directors, employees and controlling persons for any provincial sales taxes, penalties and interest payable or assessed against Buyer, directly or indirectly, by reason of, or in the event of, any non-compliance with section 6 of the Retail Sales Tax Act (Ontario) or any corresponding provision of any analogous provincial sales tax legislation.
2.11     Bulk  Sales  Act  Compliance.  The  Seller  shall  provide to the Buyer
         ----------------------------
evidence satisfactory to the Buyer that the bulk sales legislation in each of the provinces in which the Assets are located has been complied with or that the sale of the Assets is exempt from compliance with such legislation.
3.     REPRESENTATIONS  AND  WARRANTIES  OF  SELLER  AND  SHAREHOLDER
     Seller and Shareholder represent and warrant, jointly and severally, to Buyer as follows:
     3.1     Organization  And  Good  Standing.
             ---------------------------------
     (a) Exhibit 3.1(a) contains a complete and accurate list of Seller's jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state, province or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.
(b) Complete and accurate copies of the Governing Documents of Seller, as currently in effect, are attached to Exhibit 3.1(b).
(c)     Seller  has  no  Subsidiary  and, except as disclosed in Exhibit 3.1(c), does  not  own  any  shares  of  capital  stock or other securities of any other
Person.
     3.2     Enforceability;  Authority;  No  Conflict.
             -----------------------------------------
     (a) This Agreement constitutes the legal, valid and binding obligation of Seller and Shareholder, enforceable against each of them in accordance with its terms subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization, or other Legal Requirements affecting the enforcement of the rights of creditors or others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought. Upon the execution and delivery by Seller and Shareholder of the Noncompetition Agreements, and each other agreement to be executed or delivered by any or all of Seller and Shareholder at the Closing (collectively, the "Seller's Closing Documents"), each of Seller's Closing Documents will constitute the legal, valid and binding obligation of each of Seller and Shareholder, enforceable against each of them in accordance with its terms subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization, or other Legal Requirements affecting the enforcement of the rights of creditors or others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are soughtSeller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller's Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller's Closing Documents, and such action has been duly authorized by all necessary action by Seller's shareholder and board of directors. The Shareholder has all necessary legal capacity to enter into this Agreement and the Seller's Closing Documents to which the Shareholder is a party and to perform his obligations hereunder and thereunder.
(b) Except as set forth in Exhibit 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):
     (i) Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the Shareholder of Seller;
(ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or Shareholder, or any of the Assets, may be subject;
(iii)     Contravene,  conflict  with  or result in a violation or breach in any material respect of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the business of Seller;
(iv) Cause Buyer to become subject to, or to become liable for the payment of, any transfer tax as a result of the Closing;
(v) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract;
(vi) Result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets; or
     (c) Except as set forth in Exhibit 3.2(c), neither Seller nor Shareholder is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     3.3     Capitalization.  Shareholder  is  and  shall be on the Closing Date
             --------------
the record and beneficial owner and holder of the shares owned by him, free and clear of all Encumbrances. Neither Seller nor Shareholder are parties to any Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Seller.
3.4     Financial  Statements.
        ---------------------
     (a) Seller has delivered to Buyer unaudited balance sheets of Seller as of December 31, 2002 and December 31, 2003, as of October 31, 2004 (the balance sheet as of October 31, 2004 being referred to as the "Balance Sheet"). Such balance sheets fairly present in all material respects the financial condition of Seller as of their respective dates, in accordance with GAAP, subject to the absence of notes and the absence of normal year-end adjustments and procedures (none of which require material adjustment or are inconsistent with past practice).
(b) Seller has delivered to Buyer unaudited statements of income, statements of retained earnings and statements of cash flows for the year ending December 31, 2003, and as of August 15, 2004. Such financial statements fairly present in all material respects the results of operations, retained earnings and cash flows of Seller for the period referred to therein in accordance with GAAP, except for cost of goods sold.
(c)     Intentionally  Omitted.
(d)     Intentionally  Omitted.
     3.5     Books  And  Records.  The  books  of  account  and  other financial
             -------------------
Records of Seller, all of which have been made available to Buyer, represent actual, bona fide transactions and are a complete set of all existing corporate accounting and financial records pertaining to the financial matters of Seller.
3.6     All  Assets of Business.  Except as set forth in Exhibit 3.6, the Assets
        -----------------------
(a) constitute all of the assets, tangible and intangible, of any nature whatsoever, used to operate Seller's business in the manner presently operated by Seller and (b) include all of the operating assets of Seller.
3.7     No  Owned  Real Property.  Seller has no ownership in any Real Property.
        ------------------------
3.8     Description  Of  Leased  Real  Property.  Exhibit 3.8 contains a correct
        ---------------------------------------
legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Seller has a leasehold interest.
3.9     Title  To Assets; Encumbrances.  Seller owns good and transferable title
        ------------------------------
to all of the Assets free and clear of any Encumbrances. Seller warrants to Buyer that, at the time of Closing, all Assets shall be free and clear of all Encumbrances.
3.10     Condition  Of  Facilities.  Use  of  the  Real Property for the various
         -------------------------
purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements. No part of any Improvement encroaches on any real property not included in the Real Property.
3.11     Accounts  Receivable.  Exhibit  3.11  identifies  all  open  Accounts
         --------------------
Receivable including customer, customer's address, and an aging of the account that are reflected on the Closing Balance Sheet and on the accounting Records of Seller as of the Closing Date representing valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business. Such Accounts Receivable will be current and collectible net of the reserve to be shown on the Closing Balance Sheet (which reserve will be adequate and calculated consistent with past practice). Subject to such reserves, each of the Accounts Receivable reflected in the Closing Balance Sheet will be collected in full, without any setoff, within one hundred eighty (180) days after the day on which it first became or becomes due and payable. There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. This list excludes any inter company seller accounts receivable.
3.12     Inventories.  To  Seller's  knowledge,  all  items  included  in  the
         -----------
Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet, and there shall not have been any further write downs or write offs between the date of the Balance Sheet and the date of the Closing Balance Sheet for obsolete items and/or items of below standard quality. Seller is not in possession of any inventory not owned by Seller, including goods already sold. All of the Inventories have been valued at the lower of cost or market value on a first in, first out basis. Inventories now on hand that were purchased after the date of the Balance Sheet were purchased in the Ordinary Course of Business of Seller at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Seller.
3.13     No  Undisclosed  Liabilities.  Except  as  set  forth  in Exhibit 3.13,
         ----------------------------
Seller has no Liability except for Liabilities reflected or reserved against in the Balance Sheet, and current liabilities incurred in the Ordinary Course of
Business  of  Seller  since  the  date  of  the  Balance  Sheet.
     3.14     Taxes.
              -----
     (a)     Tax Returns Filed and Taxes Paid.  Seller has filed or caused to be
             --------------------------------
filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller. Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. To Seller's or Shareholder's knowledge, no claim is pending or is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure  (or  alleged  failure)  to  pay  any  Tax.
     (b)     Intentionally  Omitted.
             ----------------------
(c)     Specific  Potential  Tax  Liabilities  and  Tax  Situations.
        -----------------------------------------------------------
     (i)     Residence of Seller.  Seller is not a non-resident of Canada within
             -------------------
the  meaning  of  section  116  of  the  Income  Tax  Act  (Canada).
(ii)     GST.     Seller  is  a "registrant" under Part IX of the Excise Tax Act
         ---
(Canada).
(iii)     Withholding.  All  Taxes  that  Seller  is  or  was  required by Legal
          -----------
Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.
(iv)     Tax  Sharing or Similar Agreements.  There is no tax sharing agreement,
         ----------------------------------
tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Seller.
(v)     Consolidated  Group.  Seller  (A) has not been a member of an affiliated
        -------------------
group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (B) has no liability for Taxes of any person (other than Seller and its Subsidiaries) under Treas. Reg. sect. 1.1502-6 (or any similar provision of state, local or foreign law),  as  a  transferee  or  successor  by  contract  or  otherwise.
(vi)     Intentionally  Omitted.
         ----------------------
(vii)     State  and  Local Filings.  Exhibit 3.14(c)(vii) lists all the states,
          -------------------------
provinces and localities with respect to which Seller is required to file any corporate, income or franchise tax returns and sets forth whether Seller is treated as the equivalent of an S corporation by or with respect to each such state, province or locality.
     3.15     No  Material Adverse Change.  Since the date of the Balance Sheet,
              ---------------------------
to the knowledge of Seller and Shareholder, there has not been any material adverse change in the business, operations, prospects of the business, assets, results of operations or condition (financial or other) of Seller, and no event has occurred or circumstance exists that may result in such a material adverse change.
3.16     Employee  Benefits.
         ------------------
     There  are  no  employee  benefit  plans.
     3.17     Compliance  With  Legal Requirements; Governmental Authorizations.
              -----------------------------------------------------------------
     (a)     Except  as  set  forth  in  Exhibit  3.17(a):
     (i) To Seller's and Shareholders knowledge, Seller is, and at all times has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;
(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or
(B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature; and
(iii) Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any current actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature.
(iv) Exhibit 3.17(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to Seller's business or the Assets. Each Governmental Authorization listed or required to be listed in Exhibit 3.17(b) is valid and in full force and effect.
     The Governmental Authorizations listed in Exhibit 3.17(b) collectively constitute all of the Governmental Authorizations necessary to Seller's and Shareholder's knowledge to permit Seller to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently  owns  and  uses  such  assets.
     3.18     Legal  Proceedings;  Orders.
              ---------------------------
     (a) Except as set forth in Exhibit 3.18(a), there is no pending or, to Seller's or Shareholder's knowledge, threatened Proceeding:
     (i) by or against Seller or that otherwise directly relates to or affects the business of, or any of the assets owned or used by, Seller; or
(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.
     To the knowledge of Seller or Shareholder, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Exhibit 3.18(a). There are no Proceedings listed or required to be listed in Exhibit 3.18(a) that could have a material adverse effect on the business, operations, assets, condition or prospects of the business of Seller or upon the Assets, taken as a whole.
     (b)     Except  as  set  forth  in  Exhibit  3.18(b):
     (i) there is no Order to which Seller, its business or any of the Assets is subject; and
(ii) to the knowledge of Seller or Shareholder, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Seller.
     (c)     Except  as  set  forth  in  Exhibit  3.18(c):
     (i) Seller is in compliance in all material respects with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject;
(ii) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which
Seller  or  any  of  the  Assets  is  subject;  and
(iii) Seller has not received at any time any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any of the Assets is or has been subject.
     3.19     Intentionally  Omitted.
              ----------------------
3.20     Contracts;  No  Defaults.
         ------------------------
     (a) Exhibit 3.20(a) contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of every Material Agreement to which the Seller is a party or by which it or any of its properties or assets (real, personal or mixed, tangible or intangible) is bound. Solely for the purpose of this Section 3.20, the term "Material Agreement" shall mean
     (i) any single agreement or lease, including agreements with respect to notes receivable, pursuant to which any party thereto is obligated after the date hereof to make payments aggregating more than $10,000 per year,
(ii) any agreement which obligates the Seller for a period of one (1) year or more,
(iii)     any  letter  of  credit  and  banker's  acceptance,
(iv)     each  Seller  Contract  (however named) involving a sharing of profits, losses,  costs  or  liabilities  by  Seller  with  any  other  Person;
(v) each Seller Contract containing covenants that in any way purport to restrict Seller's business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;
(vi) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.
     (b) Except as set forth in Exhibit 3.20(b), the Shareholder does not and may not acquire any rights under, and the Shareholder does not have and may not become subject to any obligation or liability under, any Contract that relates to the business of Seller or any of the Assets.
(c)     Except  as  set  forth  in  Exhibit  3.20(c):
     (i) each Contract identified or required to be identified in Exhibit 3.20(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms;
(ii)     each  Contract  identified  or  required  to  be  identified in Exhibit
3.20(a) and which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the consent of any other Person; and
(iii)     to  the  knowledge of Seller or Shareholder, no Contract identified or required to be identified in Exhibit 3.20(a) and which is to be assigned to or assumed by Buyer under this Agreement will upon completion or performance thereof have a material adverse affect on the business, assets or condition of Seller or the business to be conducted by Buyer with the Assets.
     (d)     Except  as  set  forth  in  Exhibit  3.20(d):
     (i) Seller is in compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer;
(ii) each other Person that has any obligation or liability under any Seller Contract which is being assigned to Buyer is in material compliance with all applicable terms and requirements of such Contract;
(iii) to the knowledge of Seller or Shareholder, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Seller or other
Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer;
(iv)     to  the  knowledge  of  Seller or Shareholder, no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets; and
(v) Seller has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Contract which is being assigned to or assumed by Buyer.
     (e)     Intentionally  Omitted.
(f) Each Contract relating to the sale, design, manufacture or provision of products or services by Seller has been entered into in the Ordinary Course of
Business of Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.
     3.21     Insurance.
              ---------
     (a)     Seller  has  delivered  to  Buyer:
     (i) accurate and complete copies of all policies of insurance to which Seller is a party, a list of which is included in 3.21(a);
(ii) accurate and complete copies of all pending applications by Seller for policies of insurance; and
(iii)     intentionally  omitted.
     (b)     Exhibit  3.21(b)  describes:
     (i) any self-insurance arrangement by or affecting Seller, including any reserves established thereunder;
(ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Seller is a party or which involves the business of Seller; and
(iii)     intentionally  omitted.
     (c)     Intentionally  Omitted.
(d)     Except  as  set  forth  in  Exhibit  3.21(d):
     (i) all policies of insurance to which Seller is a party or that provide coverage to Seller:
     (A)     are  valid,  outstanding  and  enforceable;
(B)     are  issued  by  an insurer that is financially sound and reputable; and
(C) are sufficient for compliance with all Legal Requirements and Seller Contracts;
     (ii) Seller has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;
(iii) Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to Seller; and
(iv) To Seller's and Shareholder's knowledge, Seller has given notice to the insurer of all claims that may be insured thereby.
     3.22     Environmental  Matters.  Except  as  disclosed  in  Exhibit  3.22:
              ----------------------
     (a) Seller is, and at all times has been, in compliance in all material respects with, and has not been and is not in violation in any material respect of or liable under, any Environmental Law. Neither Seller nor the Shareholder has any basis to expect, nor has either of them received, any actual or threatened order or notice (i) any Governmental Body or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.
(b) There are no pending or, to the knowledge of Seller or Shareholder, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which Seller has an interest.
(c) Neither Seller nor Shareholder has any knowledge of or any basis to expect, nor has either of them received, any citation, directive, notice, Order, summons, warning that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which Seller has an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller have been transported, treated, stored, handled, transferred, disposed, recycled or received.
(d) Seller does not have any Environmental, Health and Safety Liabilities with respect to any Facility.
(e) There are no Hazardous Materials present on or in the Environment at any Facility, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility, or incorporated into any structure therein or thereon.
(f) There has been no Release or, to the knowledge of Seller or Shareholder, Threat of Release, of any Hazardous Materials at or from any Facility.
(g) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Seller with Environmental Laws.
     3.23     Employees.
              ---------
     (a)     Intentionally  Omitted.
(b) No retired employee or director of Seller receives or is entitled to receive any benefits from Seller.
(c)     Intentionally  Omitted.
(d) To the knowledge of Seller or Shareholder, no officer, director, or employee, of Seller is bound by any Contract that purports to limit the ability of such officer, director, or employee, (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Seller or
(ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery.
     3.24     Labor  Disputes;  Compliance.
              ----------------------------
     (a) Seller has complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements, the payment of social security and similar Taxes and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.
(b) Except as disclosed in Exhibit 3.24(b), (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract;
(ii) there has not been, there is not presently pending or existing, and to Seller's or Shareholder's knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) to Seller's or Shareholder's knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller's or Shareholder's knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board, Ontario Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon Seller or the conduct of its business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) to Seller's or Shareholder's knowledge there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission, Ontario Human Rights Commission or similar Governmental Body.
     3.25     Intellectual  Property  Assets.
              ------------------------------
     (a) The term "Intellectual Property Assets" means all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest, including:
     (i) Seller's name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, "Marks");
(ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, "Patents");
(iii) all registered and unregistered copyrights in both published works and unpublished works (collectively, "Copyrights");
(iv)     all  rights  in  mask  works;
(v) all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans,  drawings  and  blue  prints  (collectively,  "Trade  Secrets");  and
(vi) all rights in internet web sites and internet domain names presently used by Seller (collectively "Net Names").
     (b) Exhibit 3.25(b) contains a complete and accurate list and summary description, including any royalties paid or received by Seller, and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $1,000 under which Seller is the licensee. There are no outstanding and, to Seller's or Shareholder's knowledge, no threatened disputes or disagreements with respect to any such Contract.
(c) Except as set forth in Exhibit 3.25(c), the Intellectual Property Assets are all those necessary for the operation of Seller's business as it is currently conducted. Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in
Exhibit  3.25(c).
(d) Seller has no patents or patent applications. To Seller's or Shareholder's knowledge, none of the products manufactured or sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any patent or other proprietary right of any other person.
(e) Seller has no registered Marks. To Seller's or Shareholder's knowledge, none of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.
(f) Seller has no registered Copyrights. To Seller's or Shareholder's knowledge, none of the subject matter of the Company's works of authorship infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of any other Person.
(g) Seller has good title to and an absolute right to use the Trade Secrets. To Seller's or Shareholder's knowledge, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.
(h)
     (i)     Exhibit  3.25(h)  contains a complete and accurate list and summary description  of  all  Net  Names.
(ii) All Net Names have been registered in the name of Seller and are in compliance with all formal Legal Requirements.
(iii) No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller's or Shareholder's knowledge, no such action is threatened with respect to any Net Name.
(iv) To Seller's or Shareholder's knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.
(v) No Net Name is infringed or, to Seller's or Shareholder's knowledge, has been challenged, interfered with or threatened in any way. No Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.
     3.26     Certain Relationships.  Except as disclosed in Exhibit 3.26, there
              ---------------------
is no transaction, and no transaction now proposed, to which Seller is a party, in which any director or officer of Seller or any shareholder of Seller or any Family member or associate of any such person had or has a direct material interest.
3.27     Brokers Or Finders.  Neither Seller nor any of its Representatives have
         ------------------
incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the sale of Seller's business or the Assets or the Contemplated Transactions.
3.28     Intentionally  Omitted.
         ----------------------
3.29     Intentionally  Omitted.
         ----------------------
3.30     Disclosure.  To  the  knowledge  of  Seller  and  Shareholder,  no
         ----------
representation  or  warranty or other statement made by Seller or Shareholder in
         --
this Agreement contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.
4.     REPRESENTATIONS  AND  WARRANTIES  OF  BUYER
     Buyer  represents  and  warrants  to  Seller  and  Shareholder  as follows:
     4.1     Organization  And  Good  Standing.  Buyer  is  a  corporation  duly
             ---------------------------------
incorporated, validly existing and in good standing under the laws of Nova Scotia, with full corporate power and authority to conduct its business as it is now conducted.
4.2     Authority;  No  Conflict.
        ------------------------
     (a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization, or other Legal Requirements affecting the enforcement of the rights of creditors or others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, and each other agreement or document to be executed or delivered by Buyer at Closing (collectively, the "Buyer's Closing Documents"), each of the Buyer's Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization, or other Legal Requirements affecting the enforcement of the rights of creditors or others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents, and such action has been duly authorized by all necessary action.
(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:
     (i)     any  provision  of  Buyer's  Governing  Documents;
(ii)     any  resolution  adopted  by  the  shareholders  or directors of Buyer;
(iii)     any  Legal  Requirement  or  Order  to  which Buyer may be subject; or
(iv) any Contract to which Buyer is a party or by which Buyer may be bound. Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     4.3     Certain  Proceedings.  There is no pending Proceeding that has been
             --------------------
commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer's knowledge, no such Proceeding has been threatened.
4.4     Brokers  Or  Finders.  Neither Buyer nor any of its Representatives have
        --------------------
incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions.
4.5     GST.  The  Buyer  is  a "registrant" under Part IX of the Excise Tax Act
        ---
(Canada).
5.     ADDITIONAL  COVENANTS
     5.1     Employees  And  Employee  Benefits.
             ----------------------------------
     (a)     Information  on  Active  Employees.  For  the  purpose  of  this
             ----------------------------------
Agreement, the term "Active Employees" shall mean all employees employed on the Closing Date by Seller for its business who are employed in Seller's business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave.
(b)     Employment  of  Active  Employees  by  Buyer.
        --------------------------------------------
     (i) Buyer is not obligated to hire any Active Employee but may interview all Active Employees. At or immediately prior to the Closing, Seller will terminate the employment of all of its Active Employees.
(ii) Neither Seller nor Shareholder shall solicit the continued employment of any Active Employee (unless and until Buyer has informed Seller in writing that the particular Active Employee will not receive any employment offer from Buyer) or the employment of any Active Employee after the Closing.
     (c)     Salaries  and  Benefits.
     (i) Seller shall be responsible for (A) the payment of all wages, commissions, bonuses and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including any accumulated vacation with pay; and (B) the payment of any termination or severance payments.
(ii) Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.
(iii) Pursuant to Section 2.4(a)(ii), Buyer shall pay on behalf of Seller, or reimburse Seller for, amounts in respect of unpaid payroll obligations to the extent those obligations in the aggregate do not exceed the amounts accrued therefor and reflected in the Closing Financial Statements.
     (d)     No  Transfer  of  Assets.  Neither Seller nor Shareholder nor their
             ------------------------
respective Related Persons will make any transfer of employee benefit plan assets to Buyer.
(e)     Intentionally  omitted.
     5.2     Intentionally  Omitted.
             -----------------------
5.3     Intentionally  Omitted.
        ----------------------
5.4     Reports And Returns.  In a timely manner after the Closing, Seller shall
        -------------------
prepare and file all reports and returns required by Legal Requirements relating to the business of Seller as conducted using the Assets, to and including the Effective Time.
5.5     Further  Assurances.  The  parties  shall cooperate reasonably with each
        -------------------
other  and  with  their  respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.
6.     INDEMNIFICATION;  REMEDIES
     6.1     Survival.  All  representations,  warranties,  covenants  and
             --------
obligations in this Agreement and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 6.7.
6.2     Indemnification And Reimbursement By Seller And Shareholder.  Subject to
        -----------------------------------------------------------
the limits of Section 6.5, Seller and Shareholder, jointly and severally, will indemnify and hold harmless Buyer and its Representatives (collectively, the "Buyer Indemnified Persons"), and will reimburse the Buyer Indemnified Persons, for any loss, liability, claim, damage, expense (including reasonable and necessary costs of investigation and defense and reasonable attorneys' fees and expenses), whether or not involving a Third-Party Claim (collectively, "Damages"), arising from or in connection with:
     (a) any Breach of any representation or warranty made by Seller or the Shareholder in (i) this Agreement (ii) any transfer instrument or (iii) any other certificate, document, writing or instrument delivered by Seller or the Shareholder pursuant to this Agreement required in Section 2.7;
(b) any Breach of any covenant or obligation of Seller or the Shareholder in this Agreement or in any other certificate, document, writing or instrument delivered by Seller or the Shareholder pursuant to this Agreement required in
Section  2.7;
(c) any Liability arising out of the ownership or operation of the Assets prior to the Effective Time other than the Assumed Liabilities;
(d) any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or the Shareholder (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;
(e) any product or component thereof manufactured by or shipped, or any services provided by, Seller, in whole or in part, prior to the Effective Time;
(f)     Intentionally  Omitted;
(g) the waiver by Buyer of compliance with any bulk transfer provisions of the Uniform Commercial Code, Bulk Sales Act (Ontario) (or any similar law) in connection with the Contemplated Transactions or fraudulent transfer law in respect of the Contemplated Transactions; or
(h)     intentionally  deleted
(i)     any  Retained  Liabilities.
(j) any retail sales tax, penalties, interest payable or assessed against the Buyer directly or indirectly by reason of any non-compliance by the Seller with section 6 of the Retail Sales Tax Act (Ontario) or such other comparable legislation in other provinces, as may be applicable.
Buyer  agrees  that  the  remedies  set  forth  in  this  Agreement shall be its exclusive  remedies  for  such  Damages.
     6.3     Indemnification And Reimbursement By Seller--Environmental Matters.
             ------------------------------------------------------------------
In addition to the other indemnification provisions in this Article 6, Seller and Shareholder, jointly and severally, will indemnify and hold harmless Buyer and other Buyer Indemnified Persons, and will reimburse Buyer and other Buyer Indemnified Persons for any damages (including costs of cleanup, containment or other remediation) arising from or in connection with:
     (a) any Environmental, Health and Safety Liabilities arising out of or relating to: (i) the ownership and operation by Seller at any time on or prior to the Closing Date of any of the Facilities, Assets or the business of Seller, or (ii) any Hazardous Materials or other contaminants that were present on the Facilities or Assets at any time on or prior to the Closing Date; or
(b) any bodily injury (including illness, disability and death, regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Assets in any way arising from or allegedly arising from any Hazardous Activity conducted by any Person with respect to the business of Seller or the Assets prior to the Closing Date or from any Hazardous Material that was (i) present on or before the Closing Date on or at the Facilities (or present on any other property, if such Hazardous Material emanated or allegedly emanated from any Facility and was present on any Facility, on or prior to the Closing Date) or (ii) Released or allegedly Released by Seller on or at any Facilities or Assets at any time on or prior to the Closing Date.
     6.4     Indemnification  And Reimbursement By Buyer.  Subject to the limits
             -------------------------------------------
of Section 6.6, Buyer will indemnify and hold harmless Seller, Shareholder and their respective Representatives and Related Persons (collectively, the "Seller Indemnified Persons"), and will reimburse the Seller Indemnified Persons, for any Damages arising from or in connection with:
     (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing, or instrument delivered by Buyer pursuant to this Agreement required in accordance with Paragraph 2.7;
(b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing, or instrument delivered by Buyer pursuant to this Agreement required in accordance with Paragraph 2.7;
(c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer's behalf) in connection with any of the Contemplated Transactions;
(d)     any  Assumed  Liabilities;  or
(e) any Third Party Claim arising out of the operation by Buyer of the Assets following the Closing, other than matters which are the obligations of Seller or Shareholder hereunder.
Seller and Shareholder agree that the remedies set forth in this Agreement shall be their exclusive remedies for such Damages.
     6.5     Limitations  On  Amount--Seller  And  Shareholder.  Seller  and
             -------------------------------------------------
Shareholder will have no liability (for indemnification or otherwise) with respect to claims under Section 6.2 until the total of all Damages with respect to such claims exceeds $5,000. Seller and Shareholder will have no liability (for indemnification or otherwise) in excess of Three Hundred Fifty Thousand Dollars ($350,000.00) with respect to claims under Section 6.2. Notwithstanding the foregoing, however, this Section 6.5 will not apply to claims under Section 6.2(d), 6.2(g) through 6.2(i) or to matters arising in respect of Sections 3.2, 3.9, 3.14 or 3.22.
6.6     Limitations  On  Amount--Buyer.  Buyer  will  have  no  liability  (for
        ------------------------------
indemnification or otherwise) with respect to claims under Section 6.4 until the total of all Damages with respect to such claims exceeds $5,000. Buyer will have no liability (for indemnification or otherwise) in excess of Three Hundred Fifty Thousand Dollars ($350,000.00) with respect to claims under Section 6.4. Notwithstanding the foregoing, however, this Section 6.6 will not apply to claims under Section 6.4(b) through 6.4(e) or to matters arising in respect of
Section  4.2.
6.7     Time  Limitations.
        -----------------
     (a) Seller and Shareholder will have liability (for indemnification or otherwise) with respect to any indemnification obligations under Section 6.2 (other than those arising from breaches of the representations set forth in Sections 3.2 or 3.9, as to which a claim may be made at any time or and arising from breaches of the representations set forth in Sections 3.14, only if on or before September 30, 2005, Buyer notifies Seller or Shareholder of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.
(b) Buyer will have liability (for indemnification or otherwise) with respect to any indemnification obligations under Section 6.4, only if on or before September 30, 2005, Buyer notifies Seller or Shareholder of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller.
(c) Seller and Shareholder will have liability (for indemnification or for otherwise) with respect to any breach of a representation or warranty under
Section 6.3 only if on or before September 1, 2007, Buyer notifies Seller or Shareholder of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.
     6.8     Intentionally  Omitted.
             ----------------------
6.9     Third-Party  Claims.
        -------------------
     (a) Within twenty (20) days (or such earlier time as might be required to avoid prejudicing the Person obligated to indemnify (an "Indemnifying Person") of receipt by a Person entitled to indemnity under Section 6.2, 6.3 or
6.4 (an "Indemnified Person") of notice of assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Indemnifying Person together with a copy of such claim, process, or other legal pleading, and the Indemnifying Party shall have the right to undertake the defense thereof by representatives of its own choosing and its own expense; provided that the Indemnified Party may participate (but not control) in the defense with counsel of its own choice and at its own expense which expense shall not constitute Damages.
(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 6.9(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall have the right to assume and exclusively control the defense thereof by counsel and other representative reasonably satisfactory to the Indemnified Person (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnifying Person determines in good faith that joint representation would be inappropriate or
(ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim) and the Indemnified Party may participate (but not control) in the defense with counsel of its own choice and at its own expense which expense shall not constitute Damages. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 6 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person's Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.
(c) Seller and each Shareholder hereby consent to the nonexclusive jurisdiction of any Court in which a proceeding in respect to the third party client is brought against any Buyer Indemnified Person. Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld) and the Indemnifying Person shall not be liable to the Indemnified Person for any fees of counsel or any other expenses with respect to the defense of such Third-Party Claim.
(d)     Intentionally  Omitted.
(e) With respect to any Third-Party Claim subject to indemnification under this Article 6: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.
     6.10     Other  Claims.  An  Indemnified  Party  may  also  give  to  an
              -------------
Indemnifying Party one or more notices (each, a "Claims Notice") at any time and from time to time, during the period from the Closing through the applicable time limitations set forth in Section 6.7 containing the applicable information set forth in subparagraph (b) below and stating that, pursuant to this Agreement, the Indemnified Party is asserting a right of indemnity pursuant to
Article 6 with respect to a claim (a "Claim"). In the case of any Claim, the amount of which is not reasonably ascertainable at the time the Claims Notice of such Claim is given, the Indemnified Party agrees to promptly give written notice to the Indemnifying Party of the amount of such Claim promptly after such amount becomes reasonably ascertainable.
     (a) A Claims Notice given shall set forth the nature and details of such claim, the Section of this Agreement pursuant to which the Claim is made, the amount thereof if reasonably ascertainable (or a statement that the amount thereof is not then reasonably ascertainable and the basis for such statement) and whether or not such Claim arises from the assertion of liability by a third party.
(b) Within thirty (30) days following delivery of the Claim, Indemnifying Party shall either pay to Indemnified Party the amount set forth in such Claim (if such amount is readily ascertainable) or deliver to Indemnified Party a written objection to the Claim ("Objection"). If Indemnifying Party does not deliver an Objection in the time as provided above, Indemnifying Party shall be deemed to have accepted the Claim. If Indemnifying Party delivers an Objection to part of a Claim, any amount which is not in dispute shall be paid by
Indemnifying  Party  as  provided  above.
(c) Any disputes which may arise under this Agreement with respect to the payment of Claim shall be settled either by mutual agreement of Buyer and Sellers or, failing such an agreement, within ten (10) days of a "Determination." For the purpose of this Agreement, a "Determination" shall mean (i) a written compromise or settlement signed by Buyer and the Sellers or
(ii) a binding arbitration award or a judgment of a court of competent jurisdiction in the United States of America or elsewhere (the time for appeal having expired and no appeal having been perfected) which resolves a Claim under this Agreement and is accompanied by a written opinion of legal counsel for the presenting party that such award or judgment is final.
     6.11     Intentionally  Omitted.
              ----------------------

     6.12     Certain  Warranty  Matters.  If and to the extent that any product
              --------------------------
or component part thereof manufactured by or shipped by Seller, in whole or in part, prior to the Effective Time, is returned for warranty work or replacement, Buyer agrees to perform such work and/or to supply such replacement product or component, as Seller's subcontractor and on behalf of Seller, and at Seller's net cost (after applying any recovery from a Third Party in respect thereof). Seller shall reimburse Buyer on demand for the cost of any such work and replacement products or components.
7.     GENERAL  PROVISIONS
     7.1     Expenses.  Except  as  otherwise  provided  in this Agreement, each
             --------
party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives
7.2     Public Announcements.  Any public announcement, press release or similar
        --------------------
publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller may mutually agree. Except with the prior consent of Buyer or as permitted by this Agreement, neither Seller, Shareholder nor any of their Representatives shall disclose to any Person or any of the terms of the Contemplated Transactions or the related documents (including this Agreement), except as required by law or to defend any claim against any of them. Seller and Buyer will consult with each other concerning the means by which Seller's employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.
7.3     Notices.  All  notices,  Consents,  waivers  and  other  communications
        -------
required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or
(c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a party may designate by notice to the other parties):

Seller  or  Shareholder
     The  GSI  Group,  Inc.
1004  E.  Illinois  Street
Assumption,  IL  62510
Attention:  Russell  Mello,  President

Buyer:
UHI  Canada,  Corporation
1314  Perkins
Elkhart,  IN  46516
Attention:  Joseph  Soptich

with  a  mandatory  copy  to:
Glenn  E.  Killoren
Baker  &  Daniels
317  W.  Franklin  Street
P.O.  Box  507
Elkhart,  Indiana  46515-0507
Fax  no.:  (574)  296-6001
     7.4     Enforcement  Of  Agreement.  The parties acknowledge and agree that
             --------------------------
each would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
7.5     Waiver;  Remedies Cumulative.  The rights and remedies of the parties to
        ----------------------------
this  Agreement are cumulative and not alternative, subject to the provisions of
Article 5. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
7.6     Entire  Agreement And Modification.  This Agreement supersedes all prior
        ----------------------------------
agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.
7.7     Intentionally  Omitted.
        ----------------------
7.8     Assignments,  Successors And No Third-Party Rights.  No party may assign
        --------------------------------------------------
any  of  its  rights  or  delegate  any  of its obligations under this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 7.8.
7.9     Severability.  If  any  provision  of  this Agreement is held invalid or
        ------------
unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
7.10     Construction.  The  headings of Articles and Sections in this Agreement
         ------------
are provided for convenience only and will not affect its construction or interpretation. All references to "Articles," "Sections" and "Parts" refer to the corresponding Articles, Sections and Parts of this Agreement.
7.11     Time  Of  Essence.  With regard to all dates and time periods set forth
         -----------------
or  referred  to  in  this  Agreement,  time  is  of  the  essence.
7.12     Governing  Law.  This Agreement will be governed by and construed under
         --------------
the laws of the State of Indiana without regard to conflicts-of-laws principles that would require the application of any other law.
7.13     Execution  Of Agreement.  This Agreement may be executed in one or more
         -----------------------
counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
7.14     Shareholder  Obligations.  The  liability  of the Shareholder hereunder
         ------------------------
shall be joint and several with Seller. Where in this Agreement provision is made for any action to be taken or not taken by Seller, Shareholder undertakes to cause Seller to take or not take such action, as the case may be. Without limiting the generality of the foregoing, the Shareholder shall be jointly and severally liable with Seller for the indemnities set forth in Article 6.
                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:

UHI  CANADA,  CORPORATION, a Nova Scotia unlimited liability company     SELLER:

     THE  GSI  GROUP  (CANADA)  CO.,  a  Nova  Scotia  corporation

By:
  Joseph  Soptich     By:
 President     Russell  Mello
     President



SHAREHOLDER:

THE  GSI  GROUP,  INC.,  a  Delaware  corporation


By:______________________________

     ___________________________